UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

THE STARS GROUP INC.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

85570W100

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 85570W100		Page 2 of 50

1.	Name of reporting persons: GSO Capital Solutions Fund II (Luxembourg) S.a r.l.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Luxembourg

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 3 of 50

1.	Name of reporting persons: GSO COF II Facility (Luxembourg) S.a r.l.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Luxembourg

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 4 of 50

1.	Name of reporting persons: GSO Special Situations Master Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 5 of 50

1.	Name of reporting persons: GSO Palmetto Opportunistic Investment Partners (Cayman) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 6 of 50

1.	Name of reporting persons: GSO Credit-A Partners (Cayman) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 7 of 50

1.	Name of reporting persons: Steamboat Credit Opportunities Master Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 8 of 50

1.	Name of reporting persons: GSO Coastline Credit Partners (Cayman) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 9 of 50

1.	Name of reporting persons: GSO Cactus Credit Opportunities Fund (Cayman) LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 10 of 50

1.	Name of reporting persons: GSO Oasis Credit Partners (Cayman) LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 11 of 50

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund I LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 12 of 50

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 13 of 50

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund III LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 14 of 50

1.	Name of reporting persons: GSO Churchill Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 15 of 50

1.	Name of reporting persons: GSO Capital Solutions Fund II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 16 of 50

1.	Name of reporting persons: GSO Capital Solutions Associates II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 17 of 50

1.	Name of reporting persons: GSO Capital Solutions Associates II (Delaware) LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 18 of 50

1.	Name of reporting persons: GSO Capital Solutions Associates II (Cayman) Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 19 of 50

1.	Name of reporting persons: GSO Capital Opportunities Fund II (Luxembourg) S.a r.l.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Luxembourg

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 20 of 50

1.	Name of reporting persons: GSO Capital Opportunities Fund II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 21 of 50

1.	Name of reporting persons: GSO Capital Opportunities Associates II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 22 of 50

1.	Name of reporting persons: GSO Capital Opportunities Associates II (Delaware) LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 23 of 50

1.	Name of reporting persons: GSO Capital Opportunities Associates II (Cayman) Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 24 of 50

1.	Name of reporting persons: GSO Oasis Credit Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 25 of 50

1.	Name of reporting persons: GSO Churchill Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 26 of 50

1.	Name of reporting persons: GSO Holdings I L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 27 of 50

1.	Name of reporting persons: GSO Capital Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 28 of 50

1.	Name of reporting persons: GSO Advisor Holdings L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 29 of 50

1.	Name of reporting persons: Blackstone Holdings I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 30 of 50

1.	Name of reporting persons: Blackstone Holdings II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): PN

13G
CUSIP No. 85570W100		Page 31 of 50

1.	Name of reporting persons: Blackstone Holdings I/II GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 32 of 50

1.	Name of reporting persons: The Blackstone Group Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): CO

13G
CUSIP No. 85570W100		Page 33 of 50

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): OO

13G
CUSIP No. 85570W100		Page 34 of 50

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): IN

13G
CUSIP No. 85570W100		Page 35 of 50

1.	Name of reporting persons: Bennett J. Goodman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States

Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0

9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): IN

CUSIP No. 85570W100	Page 36 of 50

Item 1.	(a) Name of Issuer

The Stars Group Inc. (the “Company”)

(b) Address of Issuer’s Principal Executive Offices:

200 Bay Street

South Tower, Suite 3205

Toronto, Ontario, Canada

M5J 2J3

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

(i)	GSO Capital Solutions Fund II (Luxembourg) S.a r.l.

16 avenue Pasteur

L-2310 Luxembourg

Citizenship: Luxembourg

(ii)	GSO COF II Facility (Luxembourg) S.a r.l.

9, Allée Scheffer,

L-2520 Luxembourg

Citizenship: Luxembourg

(iii)	GSO Special Situations Master Fund LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(iv)	GSO Palmetto Opportunistic Investment Partners (Cayman) L.P.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

CUSIP No. 85570W100	Page 37 of 50

(v)	GSO Credit-A Partners (Cayman) L.P.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(vi)	Steamboat Credit Opportunities Master Fund LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(vii)	GSO Coastline Credit Partners (Cayman) L.P.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(viii)	GSO Cactus Credit Opportunities Fund (Cayman) LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(ix)	GSO Oasis Credit Partners (Cayman) LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(x)	GSO Aiguille des Grands Montets Fund I LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Ontario, Canada

(xi)	GSO Aiguille des Grands Montets Fund II LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Ontario, Canada

(xii)	GSO Aiguille des Grands Montets Fund III LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Ontario, Canada

CUSIP No. 85570W100	Page 38 of 50

(xiii)	GSO Churchill Partners LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xiv)	GSO Capital Solutions Fund II LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xv)	GSO Capital Solutions Associates II LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xvi)	GSO Capital Solutions Associates II (Delaware) LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	GSO Capital Solutions Associates II (Cayman) Ltd.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xviii)	GSO Capital Opportunities Fund II (Luxembourg) S.a r.l.

16 avenue Pasteur

L-2310 Luxembourg

Citizenship: Luxembourg

(xix)	GSO Capital Opportunities Fund II L.P.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xx)	GSO Capital Opportunities Associates II LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

CUSIP No. 85570W100	Page 39 of 50

(xxi)	GSO Capital Opportunities Associates II (Delaware) LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	GSO Capital Opportunities Associates II (Cayman) Ltd.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xxiii)	GSO Oasis Credit Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiv)	GSO Churchill Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxv)	GSO Holdings I L.L.C.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvi)	GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvii)	GSO Advisor Holdings L.L.C.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxviii)	Blackstone Holdings I L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

CUSIP No. 85570W100	Page 40 of 50

(xxix)	Blackstone Holdings II L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxx)	Blackstone Holdings I/II GP L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxi)	The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxiii)	Stephen A. Schwarzman

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xxxiv)	Bennett J. Goodman

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

CUSIP No. 85570W100	Page 41 of 50

Item 2(d).	Title of Class of Securities:

Common Shares (the “Common Shares”)

Item 2(e).	CUSIP Number: 85570W100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0%

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

CUSIP No. 85570W100	Page 42 of 50

Item 10.	Certification.

Not applicable.

CUSIP No. 85570W100	Page 43 of 50

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

GSO CAPITAL SOLUTIONS FUND II (LUXEMBOURG) S.A R.L.

By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO COF II FACILITY (LUXEMBOURG) S.A R.L.

By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS MASTER FUND LP

By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS (CAYMAN) L.P.

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 44 of 50

GSO CREDIT-A PARTNERS (CAYMAN) L.P.
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

STEAMBOAT CREDIT OPPORTUNITIES MASTER FUND LP
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO COASTLINE CREDIT PARTNERS (CAYMAN) L.P.
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CACTUS CREDIT OPPORTUNITIES FUND (CAYMAN) LP
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO OASIS CREDIT PARTNERS (CAYMAN) LP
By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 45 of 50

GSO AIGUILLE DES GRANDS MONTETS FUND I LP
By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND II LP
By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND III LP
By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CHURCHILL PARTNERS LP
By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 46 of 50

GSO CAPITAL SOLUTIONS FUND II LP
By: GSO Capital Solutions Associates II LP, as its general partner

By: GSO Capital Solutions Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II LP
By: GSO Capital Solutions Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II (DELAWARE) LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II (CAYMAN) LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND II (LUXEMBOURG) S.A R.L.
By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 47 of 50

GSO CAPITAL OPPORTUNITIES FUND II L.P.
By: GSO Capital Opportunities Associates II LP, as its general partner
By: GSO Capital Opportunities Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES ASSOCIATES II LP
By: GSO Capital Opportunities Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES ASSOCIATES II (DELAWARE) LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES ASSOCIATES II (CAYMAN) LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO OASIS CREDIT ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 48 of 50

GSO CHURCHILL ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO HOLDINGS I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADVISOR HOLDINGS L.L.C.
By: Blackstone Holdings I L.P., its sole member
By: Blackstone Holdings I/II GP L.L.C.., its general partner
By: The Blackstone Group, Inc., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.
By: Blackstone Holdings I/II GP L.L.C.., its general partner
By: The Blackstone Group, Inc., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 85570W100	Page 49 of 50

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner
By: The Blackstone Group, Inc., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP L.L.C.
By: The Blackstone Group Inc., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman

BENNETT J. GOODMAN

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

CUSIP No. 85570W100	Page 50 of 50

EXHIBIT LIST

Exhibit 1	Joint Filing Agreement, dated as of May 1, 2018, by and among GSO Capital Solutions Fund II (Luxembourg) S.a r.l., GSO COF II Facility (Luxembourg) S.a r.l., GSO Special Situations Master Fund LP, GSO Palmetto Opportunistic Investment Partners (Cayman) L.P., GSO Credit-A Partners (Cayman) L.P., Steamboat Credit Opportunities Master Fund LP, GSO Coastline Credit Partners (Cayman) L.P., GSO Cactus Credit Opportunities Fund (Cayman) LP, GSO Oasis Credit Partners (Cayman) LP, GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP, GSO Aiguille des Grands Montets Fund III LP, GSO Churchill Partners LP, GSO Capital Solutions Fund II LP, GSO Capital Solutions Associates II LP, GSO Capital Solutions Associates II (Delaware) LLC, GSO Capital Solutions Associates II (Cayman) Ltd., GSO Capital Opportunities Fund II (Luxembourg) S.a r.l., GSO Capital Opportunities Fund II L.P., GSO Capital Opportunities Associates II LP, GSO Capital Opportunities Associates II (Delaware) LLC, GSO Capital Opportunities Associates II (Cayman) Ltd., GSO Oasis Credit Associates LLC, GSO Churchill Associates LLC, GSO Holdings I L.L.C., GSO Capital Partners LP, GSO Advisor Holdings L.L.C., Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman, Bennett J. Goodman and J. Albert Smith III (previously filed)

Exhibit 2	Power of Attorney, dated June 8, 2010, granted by Bennett J. Goodman in favor of Marisa Beeney (previously filed).